Exhibit 23.2



ACCOUNTANT'S AWARENESS LETTER




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


We are aware that our report dated October 7, 2003 on our review of the interim financial statements of Biophan Technologies, Inc. as of August 31, 2003 and for the six and three-month periods then ended and included in Form 10-QSB for the six and three-month periods ended May 31, 2003 is included in the Company's Registration Statement on Form SB-2/A. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 7, 2003